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                     August 2, 2022

       Xiaoma (Sherman) Lu
       Chief Executive Officer
       East Stone Acquisition Corp
       2 Burlington Woods Drive, Suite 100
       Burlington, MA 01803

                                                        Re: East Stone
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 21, 2022
                                                            File No. 001-39233

       Dear Mr. Lu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing